Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 15, 2016, relating to the consolidated financial statements and financial statement schedule of TE Connectivity Ltd. and subsidiaries and the effectiveness of TE Connectivity Ltd. and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of TE Connectivity Ltd. and subsidiaries for the fiscal year ended September 30, 2016.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 14, 2017